UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2014

SEARCHCORE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51225	43-2041643
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 North Northeast Loop 323 Tyler, TX 75708 (Address of principal executive offices) (zip code)

(855) 266-4663 (Registrant’s telephone number, including area code)

_____________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On July 1, 2014, we entered into a Lease Agreement for a two acre lot, including office and parking, in Mt. Pleasant, Texas. The base rent is $2,500 per month, and the lease is for a period of twenty four (24) months.

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

On July 18, 2014, we entered into a Securities Purchase Agreement with Typenex Co-Investment, LLC, pursuant to which we sold to Typenex a 10% Convertible Promissory Note in the original principal amount of $85,500 (the “Note”), which reflected an original issue discount of $7,500 and legal fees of $3,000. The Note has a maturity date of June 23, 2015, and is convertible after 180 days into our common stock at $0.075 per share (the “Conversion Price”). The Conversion Price is subject to adjustment downward if we issue our common stock at a lower price prior to any conversion. The shares of common stock issuable upon conversion of the Note will be restricted securities as defined in Rule 144 promulgated under the Securities Act of 1933. The Note can be prepaid by us at a premium of 125% of the principal amount and any accrued and unpaid interest. The purchase and sale of the Note closed on July 23, 2014, the date that the purchase price was delivered to us.

The issuance of the Note was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(a)(2) thereof. The purchaser was an accredited and sophisticated investor, familiar with our operations, and there was no solicitation.

Section 9 – Financial Statements and Exhibits.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Lease Agreement dated July 1, 2014

10.1	Securities Purchase Agreement dated July 18, 2014

10.2	Convertible Promissory Note dated July 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SearchCore, Inc.

Dated: July 24, 2014	/s/ James Pakulis
By: James Pakulis
Its: President and Chief Executive Officer